(CONSULTING AGREEMENT

THIS AGREEMENT made as of January 21,2004 and to have effect from the 2nd day of January 2004

BETWEEN:

Horsepower Broadcasting Network (HBN) International Ltd. ,
Wholly owned subsidiary of Sungold Entertainment Corp. a company duly incorporated under the laws of the Country of Canada , and having a records office at Suite 1300 - 666 Burrard Street, Vancouver, B.C., V6C 3G8

(hereinafter called the "Company")

OF THE FIRST PART

AND:

KIM NOBLE HART (D.B.A. “Hart Ventures”),
having an address at #2604, 699 Cardero Street, Vancouver, B.C. V6G 3H7

(hereinafter called the "Consultant")

OF THE SECOND PART

WHEREAS:

A. the company controls the Horsepower Parimutual Wagering based virtual horseracing system and is is engaged, in the business of developing and arranging for the operation of the Horsepower World Pool by selling 20 year licenses to Authorized Racetracks and Teletheatres Worldwide.

B. The Company and the Consultant wish to enter into a Consulting Agreement on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants and agreements hereinafter contained, the parties hereto have agreed as follows:

1.      CONSULTANT AND DUTIES

1.01 The Consultant shall act and be retained by the Company to be responsible for supervision, direction, control, promotion and operation of the Company and will have the obligation, duties, authority and power to:

(a)
do all acts and things as are customarily done by persons holding the position of Chief Executive Officer or performing duties similar to those performed by a Chief Executive Officer in corporations of similar size to the Company, and all acts and things as are reasonably necessary for the efficient and proper operation and development of the Company but, without limiting the generality of the foregoing, will include all matters related to the general administration of the Company which may reasonably be considered the responsibility of persons holding the position of Chief Executive Officer and President in corporations of similar size to the Company; and

(b)	provide management services to the Company, such services to include but not be limited to the following:
(i)
negotiations with the partner company Sungold Entertainment Corp. and other persons, firms, corporations or financial institutions in connection with the arranging and securing of financing for the Company, including financing through underwriting, best efforts offerings or such other offerings as may be allowed through the facilities of the NASD and financing through limited partnership offerings or by conventional bank financing methods, the terms of such financing to be subject to the approval of the Board of Directors and in accordance with the policies of the applicable securities regulatory bodies;

	(ii)	representation of the Company in all matters relating to the business of the Company;
	(iii)	supervision of office administration;
	(iv)	maintenance of suitable banking relations;
	(v)	supervision of financial officer to maintain proper accounting records and compilation of financial information as may be required from time to time;
	(vi)	supervision of management of the Company concerning matters pertaining to fiscal policies, administration, public relations and software, hardware and website development for the Horsepower game;

1.02 In addition, the Consultant shall provide the following services to the Company:
(a)	retain the technical assistance needed for the development of the Horsepower game;
(b)	assist in obtaining advertising sponsors and creating a marketing campaign to build a unique user base for the Horsepower brand;
(c)	retain legal and lobbying expertise necessary to win licensing approvals wherever possible for the Horsepower game;
(d)	arrange for reliable internet hosting for the Horsepower game.
(e)	encourage the branding and be authorized for the use of the Horsepower trademark and name for promotional purposes including the naming of race horses.

1.03 In conducting his duties under this agreement, the Consultant will report to the Company's directors and will act consistently with their directives and policies.

1.04 The Consultant will perform the duties set out above (collectively the "Services") and fulfill his obligations in a sound and workmanlike manner.

2.      TERM

2.01 The effective date of this agreement is January 2nd,2004 and shall be for an initial term of three years and thereafter shall continue until terminated as provided for in this agreement.

3.      REMUNERATION

3.01 The remuneration to be paid to the Consultant for all the services rendered by him under this agreement shall be:

(a)	management Consulting fees of US $100 Per Hour billed monthly. Such services shall not be limited to but shall not be less than 100 hours per month.
(b)	the Company, in its absolute discretion may from time to time determine such other benefits as

3.02 The Company shall reimburse the Consultant for all expenses incurred on behalf of the company on a monthly basis.

3.03 The fees payable to the Consultant may be altered, by mutual agreement between the parties in writing, executed by the parties hereto, subject to any required securities regulatory approval.

4.     NON-WAIVER

4.01 No consent or waiver, express or implied, by any party to or of any breach or default by the other party in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure of act of the other of them, or to declare the other party in default irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder or of the right to then or subsequently declare a default.

5.      PRIOR AGREEMENTS

5.01 Save and except for the express provisions of this agreement, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the employment of the Consultant by the Company are hereby terminated and canceled.

6.      SEVERABILITY

6.01 If any covenant or agreement herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the enforceability or validity of any other covenant or agreement of this Agreement or any part thereof, and any such covenant or agreement may be severed from this Agreement without affecting the remainder of the Agreement.

7.      GOVERNING LAW

7.01 The provisions of this agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and each of the parties hereto by their execution of this Agreement irrevocably attorns to the jurisdiction of the Courts of the Province of British Columbia.

8.      NOTICE

8.01 Any notice or other communication required or permitted to be given hereunder shall be in writing and may be validly given either if delivered personally, telexed, telegrammed, sent by facsimile, or mailed by prepaid registered mail, addressed to the Consultant or to the Company at their addresses hereinbefore appearing. Any notice or other communication aforesaid if delivered shall be deemed to have been given or made on the date on which it was delivered, or if mailed as aforesaid shall be deemed to have been given or made on the second business day following the day on which it was mailed. PROVIDED THAT if the notice is posted at the time of threatened or actual disruption in postal services whether by reason of labour dispute or otherwise, any notice so posted shall not be deemed to have been given until actually received; and if a notice is delivered on a date that is a Saturday or holiday, such notice shall be deemed to have been given on the next day that is not a Saturday or holiday. Any party to this Agreement may change its address for service form time to time by notice given in accordance with the foregoing.

9.      HEADINGS

9.01 The headings to the clauses in this agreement have been inserted as a matter of convenience and for reference only and in no way define, limit, or enlarge the scope or meaning of this agreement or any provision hereof.

10.      CONFIDENTIAL INFORMATION

10.01 The parties hereto acknowledge and agree that the Consultant by virtue of his position with the Company will have access to confidential and secret information and therefore the Consultant agrees that during the term of this agreement and on termination, for any reason whatsoever, it will not divulge or utilize to the detriment of the Company any of such confidential or secret information so obtained.

11.      TERMINATION OF AGREEMENT

11.01 Notwithstanding any other provision herein, it is understood and agreed by and between the parties hereto that the Consultant may terminate this agreement in its entirety by giving the Company not less than ninety (90) days' written notice of such intention to terminate.

11.02 The Company may also terminate this agreement in its entirety, for cause by giving the Consultant not less than ninety (90) days’ written notice of such intention to terminate.

12.      ARBITRATION

12.01 Any controversy or claim arising out of or relating to this agreement or any breach of this agreement will be finally settled by arbitration in accordance with the provisions of the Commercial Arbitration Act (British Columbia).

13.      AGREEMENT VOLUNTARY AND EQUITABLE

13.01 The Company and the Consultant acknowledge and declare that in executing this agreement they are each relying wholly on their own judgment and knowledge and have not been influenced to any extent whatsoever by any representations or statements made by or on behalf of the other party regarding any matters dealt with herein or incidental hereto.

13.02 The Company and the Consultant further acknowledge and declare that they will each have carefully considered and understand the terms contained in the agreement including, but without limiting the generality of the foregoing, the Consultant's rights upon termination and the restrictions on the Consultant after termination, and acknowledge and agree that the said terms of this agreement and rights and restrictions upon termination are mutually fair and equitable, and that they execute this agreement voluntarily and of their own free will.

14.      INDEPENDENT ADVICE

14.0 The Consultant has been asked to obtain independent legal advice before signing this agreement and the Consultant represents by signing this agreement that he has obtained such advice.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Horsepower Broadcasting Network (HBN) Limited.
Per:
	)	C/S
)
Don Harris, Chairman

Art Cowie, President
SIGNED, SEALED AND DELIVERED

in the presence of:	)
)
)
Name: Anne Kennedy

KIM NOBLE HART
Address: Suite 500-666 Burrard St., Vancouver B.C.		(D.B.A. “Hart Ventures”)
Occupation: Consultant